Exhibit 5.1

July 29, 2011

A.P. Pharma, Inc.

123 Saginaw Drive

Redwood City, California 94063

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of up to 240,000,011 shares of Common Stock, $0.01 par value (“Common Stock”), of A.P. Pharma, Inc., a Delaware corporation (the “Company”), which consists of: (i) 160,000,006 shares of Common Stock (the “Shares”) that were issued pursuant to a Securities Purchase Agreement, dated June 29, 2011, by and among the Company and the investors identified therein (the “Securities Purchase Agreement”), and (ii) 80,000,005 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants issued pursuant to the Securities Purchase Agreement (the “Warrants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that: (i) the Shares have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) the Warrant Shares have been duly authorized and, upon issuance and delivery on exercise of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP